Corporate Affairs One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	Exhibit 99.1

FOR IMMEDIATE RELEASE	August 8, 2011

PG&E CORPORATION NAMES ANTHONY F. EARLEY, JR., AS CHAIRMAN, CHIEF EXECUTIVE OFFICER, AND PRESIDENT

(SAN FRANCISCO) – PG&E Corporation (NYSE: PCG) today announced that Anthony F. Earley, Jr., 62, will become the company’s new Chairman of the Board, Chief Executive Officer, and President.  Earley’s appointment – the first in PG&E’s history to come from outside the organization – puts the company under the leadership of one of the nation’s most experienced energy executives.

As head of Michigan-based DTE Energy for more than a decade, Earley built the company’s core businesses – Detroit Edison and Michigan Consolidated Gas Company – into two of the most highly respected electric and natural gas operating companies, with strong performance on many of the industry’s key safety and reliability measures.

“Tony is a highly respected and proven CEO who will provide fresh eyes and strong leadership as we focus on public safety and operations excellence,” said Lee Cox, interim Chairman, Chief Executive Officer, and President. “We looked across the industry and found the person best qualified to help us win back public confidence.”

Earley joined Detroit Edison in 1994 as President and Chief Operating Officer. He became CEO of DTE Energy in 1998 and served in that role through 2010.  Most recently, he has been DTE’s Executive Chairman. DTE Energy is one of the nation’s largest diversified energy companies.

“PG&E has a proud legacy,” said Earley. “It’s a great privilege to help an iconic company recover from its recent challenges and reclaim its standing as the utility others admire and aspire to follow.”

Earley has received accolades for his crisis leadership. In 2003, the largest blackout in U.S. history began at a utility in Ohio and triggered outages in Michigan and six other states.   Public officials and customers praised Earley’s response to the emergency.

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Michigan Governor Jennifer Granholm called him a "calming influence" and exactly the person she would want to lead during a crisis.

“Tony Earley proved that he was a leader we could rely on to be open, honest and accountable at a very difficult time,” said Granholm. “He stepped up publicly. He made sure we knew what was happening, what we could expect and when we could expect it.  And he made sure DTE came through and delivered on what it promised.”

In addition to his success establishing DTE as an operational leader, Earley has also been instrumental in forging industry consensus on national energy policy challenges. During his recent tenure as Chairman of the Edison Electric Institute (EEI), the association of investor-owned utilities, he helped the group work constructively in Washington on issues ranging from climate change to energy efficiency and support for electric vehicles.

 “Tony pulled the industry together to develop a common proactive position supporting a reasonable and affordable approach to climate change enabling us to be a constructive force in the discussions. He is highly respected across our industry,” said Tom Kuhn, President and CEO of EEI.  Earley also has served as Chair of the Nuclear Energy Institute.

“The PG&E Board has asked Tony to continue the significant leadership role PG&E has played on climate change issues,” said Cox.   “Tony understands and admires California’s unique role in leading the country on environmental issues, and he is eager to become involved here.”

Locally, Earley has dedicated significant time and energy to supporting civic and community initiatives, with a particular focus on driving economic revitalization in Detroit and the surrounding region.  He is currently a board member of Business Leaders for Michigan, United Way for Southeastern Michigan and Cornerstone Schools.

“Tony Earley is passionate about investing in the community,” said Detroit Mayor David Bing. “He knows that for business to thrive, the community has to thrive – and he leads by example to make that happen.”

Earley began his utility industry career in 1985 at Long Island Lighting Company (LILCO). From 1989 through 1994 he was LILCO’s president and chief operating officer.

Earlier in his career he worked as an attorney and also served as an officer in the United States Navy nuclear submarine program where he was qualified as a Chief Engineer officer.

Earley holds an undergraduate degree in physics and graduate degrees in engineering and law, all from the University of Notre Dame. In addition to his civic leadership activities, he is a member of the Board of Directors of Ford Motor Company, MASCO Corporation and the Nuclear Energy Institute. He is chairman of the board of Henry Ford Health Systems and serves on the advisory board for the College of Engineering for the University of Notre Dame.

Earley’s appointment is effective September 13, 2011.  Interim Chairman, CEO, and President Lee Cox will continue in that role until then and then will resume his role as Lead Director.

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